EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the incorporation by reference in the Registration Statements on Form S-3 File No. 333-37789, Form S-4 File No. 333-28951, Form S-4 File No. 333-23135, Form S-3 File No. 333-53099, Form S-3 File No 333-72611, Form S-8 File No. 333-22689, Form S-8 File No. 333-41341 and Form S-8 File No. 333-92227 of Boca Resorts, Inc. of our report dated August 11, 2004, except for Notes 8 and 9, as to which the date is August 27, 2004, with respect to the consolidated financial statements of Boca Resorts, Inc. included in this Annual Report (Form 10-K) for the year ended June 30, 2004.

/s/ ERNST & YOUNG LLP

Miami, Florida,

September 9, 2004